Exhibit 10.19

STRATEGIC ALLIANCE AGREEMENT

Among

SUMITOMO MITSUI BANKING CORPORATION,
SMBC NIKKO SECURITIES INC.

And

MOELIS & COMPANY HOLDINGS LP,
MOELIS & COMPANY HOLDINGS GP LLC

Dated December 27, 2011

TABLE OF CONTENTS

ARTICLE I.

CERTAIN DEFINITIONS; INTERPRETATION.

1.1	Certain Definitions	2
1.2	Interpretations	5

ARTICLE II.

STRATEGIC ALLIANCE.

2.1	Strategic Alliance	6
2.2	Obligations of the Parties	6

ARTICLE III.

SCOPE.

3.1	Scope	6
3.2	Covered Businesses	6
3.3	Covered Regions	6
3.4	Japanese Companies	7
3.5	Client	7
3.6	Corporate Lending Business	7

ARTICLE IV.

FEE ALLOCATION.

4.1	General Allocation	7
4.2	Certain Moelis Holdings Sell-side Assignments	7
4.3	Target Transactions	8
4.4	Discretionary Fee Sharing	8
4.5	Primary Fee Allocation Criteria	8

ARTICLE V.

NON-CIRCUMVENTION/NON-SOLICITATION.

5.1	Non-Circumvention	8
5.2	Non-Solicitation	8
5.3	Japan Office	9

i

ARTICLE VI.

SENIOR SPONSORSHIP; ALLIANCE REVIEW COMMITTEE.

6.1	Alliance Review Committee	9

ARTICLE VII.

TRAINING AND DEVELOPMENT.

7.1	Training and Development	9
7.2	Secondment Program	10

ARTICLE VIII.

ENGAGEMENTS.

8.1	Engagement Letters and other Agreements	10
8.2	Expenses	11
8.3	Conflict Clearance	11
8.4	Compliance with Laws	11

ARTICLE IX.

JOINT MARKETING.

9.1	Joint Marketing	11

ARTICLE X.

CONFIDENTIALITY.

10.1	Confidentiality	11

ARTICLE XI.

TERM

11.1	Term	12
11.2	Termination	13
11.3	Effect of Termination	13

ARTICLE XII.

CERTAIN RIGHTS OF SMBC/NIKKO.

12.1	Advisory Board	14
12.2	Right of First Refusal	14

ii

12.3	Moelis General Partner’s Consent to Certain Transfers	15
12.4	Certain Transfer Matters	15
12.5	Amendments to the Moelis Holdings Agreement	17
12.6	Percentage Interest Limit	18

ARTICLE XIII.

REGISTRATION RIGHTS.

13.1	Registration	18
13.2	Piggyback Registration	19
13.3	Reduction of Size of Underwritten Offering	20
13.4	Registration Procedures	21
13.5	Conditions to Offerings	23
13.6	Suspension Period	24
13.7	Market Stand-Off Agreement	25
13.8	Registration Expenses	26
13.9	Indemnification; Contribution	26
13.10	Rule 144	29
13.11	Transfer of Registration Rights	29
13.12	Termination of Registration Rights	29

ARTICLE XIV.

REPRESENTATIONS AND WARRANTIES; CONDUCT OF BUSINESS

14.1	Representations and Warranties of Moelis	29
14.2	Representations and Warranties of SMBC/Nikko	30
14.3	Survival of Covenants, Representations and Warranties	30

ARTICLE XV.

MISCELLANEOUS

15.1	Expenses; No Partnership or Joint Venture	31
15.2	Notice	31
15.3	Entire Agreement; Amendment; Waivers; Counterparts	31
15.4	No Assignment	32
15.5	Obligation and Responsibilities of SMBC/Nikko	32
15.6	Separability	32
15.7	Compliance with Laws	32
15.8	Governing Laws; Jurisdiction	32
15.9	Effect on Prior Agreement	33
15.10	Good Faith Discussion; Further Assurances	33

iii

STRATEGIC ALLIANCE AGREEMENT

This Strategic Alliance Agreement is entered into as of December 27, 2011 by and among Sumitomo Mitsui Banking Corporation (“SMBC”), a Japanese corporation with its head office at 1-2, Marunouchi 1-chome, Chiyoda-ku, Tokyo 100-0006, Japan and its subsidiary SMBC Nikko Securities Inc. (“Nikko” and together with SMBC, “SMBC/Nikko”), a Japanese corporation with its head office at 3-1, Marunouchi 3-chome, Chiyoda-ku, Tokyo 100-8325, Japan, on the one hand, and Moelis & Company Holdings LP (“Moelis Holdings”), a Delaware limited partnership with offices at 399 Park Avenue, New York, NY 10022, United States, and Moelis & Company Holdings GP LLC, a Delaware limited liability company with offices at 399 Park Avenue, New York, NY 10022, United States (“Moelis General Partner”, and together with Moelis Holdings, the “Moelis Entities”), on the other hand. SMBC, Nikko, Moelis Holdings and Moelis General Partner are each referred to herein as a “party” and collectively referred to as the “parties”.

W I T N E S S E T H:

WHEREAS, on March 1, 2011, SMBC/Nikko and Moelis Holdings entered into that certain Strategic Alliance Agreement (Phase I) with respect to certain investment banking businesses in certain regions involving Japanese companies (the “Prior Agreement”);

WHEREAS, on the date hereof, SMBC entered into an Investment and Subscription Agreement (as modified or amended, the “Subscription Agreement”) with Moelis Holdings and Moelis General Partner, pursuant to which SMBC has agreed to acquire 57,364 newly issued Partnership Interests;

WHEREAS, the parties wish to amend and restate the Prior Agreement to further set forth the understanding of the parties with respect to certain investment banking businesses in certain regions involving Japanese companies and to set forth certain agreements with respect to certain transfer and registration rights relating to the Partnership Interests as of the Effective Date; and

WHEREAS, the execution and delivery of this Agreement is a condition to the closing of the transactions contemplated by the Subscription Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

ARTICLE I.

CERTAIN DEFINITIONS; INTERPRETATION.

1.1                               Certain Definitions.

“Agreement” means this Strategic Alliance Agreement, as amended or modified from time to time in accordance with Section 15.3, including all schedules and exhibits hereto.

“Alliance Review Committee” has the meaning given in Section 6.1.

“Client” has the meaning given in Section 3.5.

“Closing” means the Closing as defined in the Side Letter.

“Confidential Information” has the meaning given in Section 10.1.

“control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity whether through ownership of voting securities, by contract or otherwise, including the ability to elect the majority of the directors or the members of a similar governing body of such entity.

“Covered Businesses” has the meaning given in Section 3.2.

“Covered Regions” has the meaning given in Section 3.3.

“Demand Notice” has the meaning set forth in Section 13.1(a)(i).

“Demand Registration” has the meaning set forth in Section 13.1(a)(i).

“Effective Date” has the meaning set forth Section 11.1.

“Indemnified Party” has the meaning set forth in Section 13.9(c).

“Indemnified Persons” has the meaning set forth in Section 13.9(a).

“Indemnifying Party” has the meaning set forth in Section 13.9(c).

“Introduces” and “Introduced” means that a party arranges or arranged an initial substantive meeting (in person or by phone) between a senior decision maker at the Client and the other party.

“IPO” means an initial underwritten public offering and sale of Partnership Interests (or any securities of Moelis Holdings or any successor entity into which Partnership Interests are converted, exchanged or redesignated) for cash pursuant to an effective registration statement (other than on Form S-4 or S-8 or a comparable form).

“Issuer FWP” has the meaning assigned to “issuer free writing prospectus” in Rule 433 under the Securities Act.

“Japanese Companies” has the meaning given in Section 3.4.

“Japanese Competitors” means any Japanese financial institution that engages in an investment banking business or any other Covered Business in Japan or outside Japan.

“KM” means Mr. Ken Moelis and any entity or person controlled by or affiliated with Mr. Moelis, including Moelis Manager, any family trust or otherwise, through which Mr. Ken Moelis holds his Partnership Interests.

“Losses” has the meaning set forth in Section 13.9(a).

“Main-Advisor Party” has the meaning set forth in Section 8.4.

“Major Japanese Competitors” means the following entities together with any ultimate parents controlling such entities: Mitsubishi UFJ Financial Group, Inc., Mizuho Financial Group, Inc., Nomura Holdings, Inc., Daiwa Securities Group Inc., Sumitomo Mitsui Trust Holdings, Inc., Resona Holdings, Inc., Shinsei Bank, Limited., Orix Corporation, any of their respective subsidiaries as of the date of this Agreement that substantially engages in an investment banking business or any other Covered Business in Japan, and any respective successors of any of the entities set forth herein.

“Minimum Aggregate Fees” has the meaning given in Section 4.3.

“Moelis Competitor” means any business enterprise that is engaged in, or owns or controls a significant interest in any entity that, in either case, is engaged, primarily or in any substantial manner in, investment banking activities or any other business activities that Moelis Holdings and/or its affiliates are engaged in primarily or in any substantial manner; provided, however, that no private equity fund, sovereign wealth fund or merchant bank shall be deemed a “Moelis Competitor”.

“Moelis Entities” has the meaning set forth in the preamble to this Agreement.

“Moelis General Partner” has the meaning set forth in the preamble to this Agreement.

“Moelis Holdings” has the meaning set forth in the preamble to this Agreement.

“Moelis Holdings Agreement” means that certain Limited Partnership Agreement of Moelis Holdings, dated as of July 1, 2011 (as amended).

“Moelis Manager” means Moelis & Company Manager LLC, a Delaware limited liability company.

“Nikko” has the meaning set forth in the preamble to this Agreement.

“Nikko Affiliate” has the meaning set forth in Section 10.1.

“Non-Japanese Competitors” means the following entities together with any ultimate parents controlling such entities: Evercore Partners Inc., Hawkpoint Partners Limited, Perella Weinberg Partners LP, Sagent Advisors Inc., DC Advisory Partners Limited and Stifel Financial Corp. (which, for the avoidance of doubt, includes Stifel Nicolaus Weisel (f/k/a Thomas Weisel)).

“Partnership Interests” means limited partnership interests and any securities of Moelis Holdings or any successor entity into which Partnership Interests are converted, exchanged or redesignated, including in connection with any recapitalization of Moelis Holdings for the purpose of conducting the IPO.

“party” or “parties” has the meaning set forth in the preamble to this Agreement.

“Piggyback Registration” has the meaning set forth in Section 13.2.

“Prior Agreement” has the meaning set forth in the recitals to this Agreement.

“Prospectus” means the prospectus (including any preliminary prospectus and any final prospectus) included in any Registration Statement, as amended or supplemented by any free writing prospectus, whether or not required to be filed with the SEC, prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement and by all other amendments and supplements to the prospectus, and all material incorporated by reference in such prospectus.

“Registrable Securities” means all SMBC Units beneficially owned by the SMBC Unit-Holders at any time, and any securities of Moelis Holdings or any successor entity into which the SMBC Units are converted, exchanged or redesignated, including in connection with any recapitalization of Moelis Holdings for the purpose of conducting the IPO; provided, however, that an SMBC Unit shall cease to be a Registrable Security when (i) it has been effectively registered under the Securities Act and disposed of in accordance with the Registration Statement covering it, or (ii) it is distributed to the public pursuant to Rule 144.

“Registration Statement” means any registration statement of Moelis Holdings that covers Registrable Securities pursuant to the provisions of this Agreement, including the prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Representative” means, with respect to any person, such person’s, or such person’s subsidiaries’, directors, officers, employees, accountants, investment bankers, commercial bank lenders, attorneys and other advisors or representatives (including the employees or attorneys of such accountants, investment bankers or attorneys).

“Rule 144” means Rule 144 promulgated under the Securities Act or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission having substantially the same effect as such rule.

“Side Letter” means the letter from Moelis General Partner and Moelis Holdings to SMBC, re Investment in Moelis & Company Holdings LP, dated the date hereof.

“SMBC” has the meaning set forth in the preamble to this Agreement.

“SMBC Affiliate” has the meaning set forth in Section 10.1.

“SMBC Competitor” means (i) any of the Japanese Competitors, (ii) each of the Non-Japanese Competitors, (iii) any entity that is controlled by any Japanese Competitor or any Non-Japanese Competitor and that engages in an investment banking business or any other Covered Business and (iv) any entity that is under common control with or controls any Major Japanese Competitor and that engages in an investment banking business or any other Covered Business.

“SMBC Units” means all Partnership Interests, including Common Units, held by an SMBC Unit-Holder, which shall include all Partnership Interests acquired pursuant to the Subscription Agreement or thereafter.

“SMBC Unit-Holders” has the meaning set forth in Section 13.1(a)(i).

“Securities Act” means the Securities Act of 1933, as amended.

“SMB C/Nikko” has the meaning set forth in the preamble to this Agreement.

“Strategic Alliance” means the rights and obligations of the parties set forth in ARTICLE II to XII of this Agreement.

“Sub-Advisor Party” has the meaning set forth in Section 8.4.

“Subscription Agreement” has the meaning set forth in the recitals to this Agreement.

“Suspension Period” has the meaning set forth in Section 13.6.

“Underwritten Offering” means a public offering of securities registered under the Securities Act in which an underwriter, placement agent or other intermediary participates in the distribution of such securities.

1.2                               Interpretations.

(a)                                 Capitalized terms used without definition herein shall have the respective meanings given to such terms in the Moelis Holdings Agreement.

ARTICLE II.

STRATEGIC ALLIANCE.

2.1                               Strategic Alliance. SMBC/Nikko and Moelis Holdings wish to continue their Strategic Alliance with respect to certain investment banking business in certain regions involving Japanese Companies as set forth herein, and will continue to offer the other the same quality or level of services that were offered under the Prior Agreement. SMBC/Nikko and Moelis Holdings will help the other continue the growth of the other party’s investment banking business.

2.2                               Obligations of the Parties. Each of the parties acknowledge and agree that each other party may, and at the reasonable request from another party, shall, cause one or more of such party’s affiliates to act on behalf of such party in the performance of its duties or exercise of its rights under this Agreement.

ARTICLE III.

SCOPE.

3.1                               Scope. Subject to the terms and conditions set forth in this Agreement and to the extent permitted by pre-existing arrangements of either party, SMBC/Nikko, on the one hand, and Moelis Holdings, on the other hand, shall use their commercially reasonable best efforts to work together on Covered Businesses involving Japanese Companies where all principal parties involved are located within Covered Regions. The Strategic Alliance shall continue to be non-exclusive.

3.2                               Covered Businesses. “Covered Businesses” shall mean M&A advisory, restructuring advisory (such as advising on recapitalization and restructuring transactions), capital markets advisory (including agency private placements), risk advisory (such as advising on investing, structuring, managing, restructuring and divesting risk exposures and complex assets classes) and merchant banking businesses (such as principal investment) to the extent the applicable target transaction requirement set forth in Section 4.3 of this Agreement is satisfied, but specifically excludes (unless the parties mutually agree to include a specific transaction) (i) underwritten offerings and bank or similar committed financings, (ii) purely domestic Japanese transactions such as transactions solely between/among companies organized or headquartered in Japan (including any transactions of or by subsidiaries or affiliates of such companies located throughout the world conducted as part of any such transaction), (iii) any transactions introduced to a party by a person or entity (other than a principal party to the transaction) not affiliated with such party and (iv) transactions where a party, its subsidiary or controlled affiliate is a principal party.

3.3                               Covered Regions. “Covered Regions” shall mean Japan, North America, Europe, the Middle East and North Africa, Australia, Hong Kong and China. For the avoidance of doubt, the definition of Covered Regions does not prohibit the parties from discussing or working together on Covered Businesses in regions outside the Covered Regions, such as non-Japan/Hong Kong/China Asia.

3.4                               Japanese Companies.  “Japanese Companies” shall mean (i) companies organized or headquartered in Japan and their subsidiaries and controlled affiliates outside Japan, (ii) subsidiaries and controlled affiliates organized or headquartered in Japan of parent companies in the Covered Regions other than Japan and (iii) Japanese governmental and quasi-governmental entities and affiliates.

3.5                               Client.  A “Client” is (i) with respect to SMBC/Nikko, a Japanese Company or any other person or entity within Covered Regions that SMBC/Nikko Introduces to Moelis Holdings pursuant to this Agreement and (ii) with respect to Moelis Holdings, a Japanese Company or any other person or entity within Covered Regions that Moelis Holdings Introduces to SMBC/Nikko pursuant to this Agreement.

3.6                               Corporate Lending Business.  SMBC/Nikko and Moelis Holdings will continue to work together in good faith to seek ways to expand the Strategic Alliance to cover corporate lending opportunities where Moelis Holdings sources corporate lending opportunities for SMBC/Nikko to Moelis Holdings’ clients and works with SMBC/Nikko to provide SMBC/Nikko clients and relationships access to Moelis Holdings capabilities in Covered Businesses. The parties may enter into additional agreements and/or addenda to this Agreement designed to elaborate upon and clarify the arrangements contemplated by this Section 3.6.

ARTICLE IV.

FEE ALLOCATION.

4.1                               General Allocation.  The parties agree to share fees 50%/50% on assignments within the scope of this Agreement set forth in Section 3.1 where SMBC or Nikko, on the one hand, and Moelis Holdings, on the other hand, are jointly retained as co-advisors by a Client for such assignments, except as otherwise mutually agreed with respect to a specific matter by the parties. The parties agree that the parties will generally seek to be jointly retained as co-advisors by a Client on assignments within the scope of this Agreement.

4.2                               Certain Moelis Holdings Sell-side Assignments.  In the case of M&A sell-side assignments originated by Moelis Holdings within the scope of this Agreement set forth in Section 3.1 for which SMBC or Nikko does not serve (together with Moelis Holdings) as a co-advisor to the seller, if SMBC or Nikko introduces the actual buyer, and neither SMBC nor Nikko obtains a mandate to serve as an advisor to such buyer in connection with such acquisition, Moelis Holdings will pay SMBC/Nikko an introduction fee equal to 15% of the sale transaction fee paid to Moelis Holdings. There will be no other sharing of fees received from the seller between Moelis Holdings and SMB C/Nikko on any such assignments.

4.3                               Target Transactions.  The Strategic Alliance will target transactions on which both parties work together as co-advisors to a Client on the terms and conditions set forth in Section 3.1 with minimum aggregate fees (the “Minimum Aggregate Fees”) of: (1) M&A advisory, $3 million, (2) restructuring advisory, $2 million and (3) capital markets advisory and risk advisory, $1 million.

4.4                               Discretionary Fee Sharing.  One or more senior representatives of Moelis Holdings or SMBC/Nikko, as the case may be, will consider on a case by case basis if requested by a senior representative of the other party, discretionary fee sharing when Moelis Holdings or SMBC/Nikko, as the case may be, provides demonstrable value.

4.5                               Primary Fee Allocation Criteria.  The parties may mutually agree on a fee allocation different from the foregoing allocations in good faith based on, among other things, the following criteria:

(a)                                 Whether one or both parties have an important relationship that is crucial to securing an assignment

(b)                                 Resource contribution

(c)                                  Product expertise

(d)                                 Industry expertise

(e)                                  Transaction size

(f)                                   Resource constraints

ARTICLE V.

NON-CIRCUMVENTION/NON-SOLICITATION.

5.1                               Non-Circumvention.  Subject to pre-existing arrangements of either party, each party agrees not to circumvent this Agreement and to act in good faith in the spirit of the Strategic Alliance. Each party shall ensure that its controlled affiliates comply with the terms and conditions of this Agreement.

5.2                               Non-Solicitation.  Each of SMBC/Nikko and Moelis Holdings agrees not to solicit or hire any employee of the other party during the term of this Agreement and for a period of 12 months thereafter; provided, however, that the foregoing restriction shall not apply to general solicitations to the public that are not specifically directed to employees of other party (or employment of applicants to such solicitations). Each of SMBC/Nikko and Moelis Holdings agrees, during the term of this Agreement (except pursuant to this Agreement) and for a period of 12 months thereafter, not to solicit any Client Introduced by the other party in connection with an assignment on Covered

Businesses involving Japanese Companies where all principal parties involved are located within Covered Regions.

Notwithstanding the foregoing, this provision shall not prevent any party from soliciting or otherwise contacting any Client (i) for any purpose other than working on or obtaining an assignment on Covered Businesses involving Japanese Companies in Covered Regions where all principal parties involved are located within Covered Regions or (ii) with whom such party (or its employees or consultants) has had a pre-existing relationship, including, but not limited to, a pre-existing contractual or business relationship, prior to the Introduction of such Client in connection with an assignment covered by this Agreement.

5.3                               Japan Office.  Moelis Holdings agrees not to open an office in Japan conducting Covered Businesses during the term of this Agreement.

ARTICLE VI.

SENIOR SPONSORSHIP; ALLIANCE REVIEW COMMITTEE.

6.1                               Alliance Review Committee.  As soon as reasonably practicable following the Effective Date, SMBC/Nikko and Moelis Holdings shall form a six person committee comprised of two senior executives from each of SMBC, Nikko and Moelis Holdings to review and discuss the progress of the Strategic Alliance (the “Alliance Review Committee”). Each party shall notify the other parties if it replaces either of its designees to the Alliance Review Committee. The Alliance Review Committee will meet annually and will have the authority to recommend changes to the Strategic Alliance or this Agreement if deemed appropriate. For the avoidance of doubt, the recommendations of the Alliance Review Committee will not be binding upon any party unless and until this Agreement is amended or modified pursuant to Section 15.3.

ARTICLE VII.

TRAINING AND DEVELOPMENT.

7.1                               Training and Development.  During the term of this Agreement, Moelis Holdings shall offer certain full-time analysts and associates of SMBC/Nikko, or employees with similar responsibilities, the opportunity to participate annually in Moelis Holdings’ training program for newly hired full-time analysts and associates, to the extent that Moelis Holdings’ holds such a program. SMBC/Nikko shall reimburse Moelis Holdings for all out-of-pocket and allocated expenses incurred by Moelis Holdings in connection with SMBC/Nikko employees’ attending the Moelis Holdings training program.

7.2                               Secondment Program.

(a)                                 During the term of this Agreement, SMBC/Nikko shall second 3 or 4 bankers to Moelis Holdings’ New York office and second 2 or 3 bankers to Moelis Holdings’ London office as local staff of Moelis Holdings. Moelis Holdings shall use its commercially reasonable best efforts to second a banker to SMBC/Nikko’s Tokyo office as local staff of SMBC/Nikko. All secondees shall be investment bankers that serve in a position with responsibilities typically associated with an Associate or a Vice President at a major international investment bank, except as otherwise agreed between SMB C/Nikko and Moelis Holdings.

(b)                                 Each party shall be responsible for all out-of-pocket and allocated expenses incurred by its employees who are seconded. A party’s secondee(s) must be reasonably acceptable to the other parties and shall agree to be subject to any policies and procedures, including without limitation, relating to confidential and proprietary information and securities and other trading activity limitations, that the party accepting such secondee may determine are necessary and/or appropriate.

(c)                                  SMBC/Nikko and Moelis Holdings will from time to time during the term of this Agreement, review and discuss the secondment program and such additions and changes the parties consider appropriate to further the Strategic Alliance.

ARTICLE VIII.

ENGAGEMENTS.

8.1                               Engagement Letters and other Agreements.

(a)                                 Parties. Where the parties are executing an assignment together pursuant to this Agreement, it is anticipated that generally both parties (or one of their respective affiliates) will sign the engagement letter (and, where necessary, other relevant agreements) with the relevant Client in connection with the assignment. In certain limited circumstances mutually agreed upon by the parties, one party may sign the engagement letter with the Client and then such party would also sign an agreement with the other party or parties for such party or parties to provide services to the Client and receive compensation, indemnification and other protections after receiving the written consent of such Client.

(b)                                 Rights and Obligations.  The engagement letters will (unless otherwise agreed) include a provision to the effect that: “The rights and obligations of SMBC, Nikko and Moelis Holdings are the several rights and obligations of SMBC, Nikko and Moelis Holdings and that each of SMBC, Nikko or Moelis Holdings shall not be liable or responsible for the actions or omissions of the others.”

(c)                                  Payment.  The engagement letters will (unless otherwise agreed) provide that payments would be made to either SMBC/Nikko or Moelis Holdings and SMBC/Nikko and Moelis Holdings will split the fees pursuant to this Agreement.

8.2                               Expenses.  If only one party is engaged for an assignment, such party will submit expenses of the other parties for reimbursement by the Client. If there is an expense cap or any other expense reimbursement reduction, the parties will (unless otherwise agreed) bear the cost of such unreimbursed expenses in the same proportion as the parties agreed to split the fees from such assignment.

8.3                               Conflict Clearance.  Each party shall have its own separate conflict identification, business selection and client vetting procedures. The parties will cooperate to identify and resolve potential conflict issues.

8.4                               Compliance with Laws.  In the case where one party executes an engagement letter with a Client (the “Main-Advisor Party”) and the Main-Advisor Party appoints and retains the other party or parties as a sub-advisor (the “Sub-Advisor Party”), each of the Main-Advisor Party and the Sub-Advisor Party shall comply in all material respects with all applicable laws or regulations, including the UK Bribery Act 2010, the US Foreign Corrupt Practices Act of 1977 and any other similar anti-bribery act in its execution and performance of its services for the Covered Businesses for such Client. If either of the Main-Advisor Party or Sub-Advisor Party breaches its obligations set forth in this Section 8.4, the non-breaching party shall have the right to immediately terminate its sub-advisor agreement or any other similar agreement entered into with respect to the Covered Businesses for such Client by providing a written notice to the breaching party that specifically identifies how the breaching party has breached this Section 8.4.

ARTICLE IX.

JOINT MARKETING.

9.1                               Joint Marketing. The parties shall establish a joint marketing effort for the Strategic Alliance. Among other things, the parties shall agree upon a joint press release and communication strategy for announcing the Strategic Alliance and certain joint marketing materials which either party may use in marketing to Clients.

ARTICLE X.

CONFIDENTIALITY.

10.1                        Confidentiality. The parties each agree to keep confidential all non-public information disclosed by another party or a Client or prospective Client or a representative thereof in connection with the Strategic Alliance (including this Agreement) (“Confidential Information”), (i) except to subsidiaries, affiliates or their professional advisors (and provided that the Party shall cause the recipient to assume and perform the confidentiality obligations equivalent to those imposed on such party under this Agreement and shall be responsible for breach of such obligations by such recipient) and (ii) except as required by judicial process or such party’s regulatory authorities, and to use such information only for purposes of the Strategic Alliance (including this Agreement); provided, however, that Confidential Information shall not include (i) information that is already in the receiving party’s possession when it is received and not subject to a confidentiality agreement or other obligation of confidentiality to the disclosing party, (ii) information separately obtained by the receiving party from a third party that is not known or should not reasonably be known to the person receiving such information to be bound by a confidentiality agreement or other obligation of confidentiality to the disclosing party and (iii) information independently developed by the receiving party without any use of Confidential Information. In the event that any disclosure of Confidential Information is required by judicial process or such party’s regulatory authorities, the party required to make such disclosure shall, to the extent commercially practicable and legally permissible, consult with the party that provided such Confidential Information prior to making any such disclosure. Nothing in this section shall restrict the receiving party’s ability to make any legally required disclosures of Confidential Information to bank examiners or other supervisory authorities having jurisdiction over the receiving party. Each of Moelis Holdings and SMBC/Nikko shall also ask the other if it has internally cleared the receipt of non-public information regarding a Client or prospective Client before the party providing such information delivers any such information to the receiving party. Due to Japanese firewall restrictions, (i) SMBC will not disclose Confidential Information relating to its Clients to Nikko (ii) Nikko will not disclose Confidential Information relating to its Clients to SMBC and (iii) Moelis Holdings shall not disclose Confidential Information relating to a Client received from SMBC or any of its affiliates (excluding Nikko and any person that would be an affiliate of Nikko if Nikko were not an affiliate of SMBC) (an “SMBC Affiliate”) to Nikko or its affiliates (excluding SMBC and any person that would be an affiliate of SMBC if Nikko were not an affiliate of SMBC) (a “Nikko Affiliate”) or Confidential Information relating to a Client received from Nikko or any Nikko Affiliate to SMBC or any SMBC Affiliate, without first obtaining such Client’s consent to such disclosure. This Section 10.1 shall terminate with respect to Confidential Information relating to a (prospective) Client, two years following receipt of such information, and with respect to any other Confidential Information, two years following the termination of this Agreement.

ARTICLE XI.

TERM

11.1                        Term.  This Agreement shall be effective as of January 1, 2012 (the “Effective Date”), provided, however, that, ARTICLE XII and ARTICLE XIII shall not be effective until after the Closing. The initial term of this Agreement shall begin on the Effective Date and continue for three (3) years, subject to the prior termination rights provided below. At the end of such initial term, and any renewed term, as applicable, this Agreement shall automatically renew for an additional one (1) year term, unless a party provides written notice to the other parties at least six (6) months prior to the end of the initial term. At any time during a renewed term, this Agreement may be terminated by any party on six (6) months prior notice that it wishes to terminate the Agreement.

11.2                        Termination.  This Agreement may be terminated as follows:

(a)                                 effective immediately upon mutual agreement of each of the parties;

(b)                                 immediately by a non-breaching party, if either SMBC or Nikko, on the one hand, or Moelis Holdings, on the other hand, shall materially breach the terms and conditions of this Agreement, and such breach is continuing after written notice has been given by the non-breaching party to the breaching party that specifically identifies how the breaching party has breached this Agreement, and a reasonable period of time has elapsed in which to cure such breach, which period shall not be less than ninety (90) calendar days from the date that such breaching parties receive such notice;

(c)                                  immediately upon the bankruptcy, insolvency, or making of the assignment for the benefit of creditors by a party; unless such termination is waived by the parties in writing not subject to any of the foregoing proceedings;

(d)                                 by any party if the SMBC Unit-Holders cease to hold any Partnership Interests as a result of sale or transfer pursuant to Section 12.4 of this Agreement or Section 8.4 of the Moelis Holdings Agreement, such termination to be effective six (6) months following the date on which the other parties receive written notice of such party’s election to terminate this Agreement; and

(e)                                  immediately by Moelis Holdings if the Closing has not occurred by March 1, 2012 or such later date if the Closing is delayed pursuant to the terms of the Subscription Agreement.

11.3                        Effect of Termination.  In the event of the termination of this Agreement, no party shall have any liability to any other party in respect of this Agreement except for any liabilities relating to any breach or any payment obligation hereunder and arising prior to such termination; provided, that, Sections 5.2 (Non-Solicitation) and 8.2 (Expenses) and ARTICLE X (Confidentiality), XII (Certain Transfer Rights of SMBC/Nikko)(other than Section 12.6, after the SMBC Unit-Holders no longer hold any Partnership Interests), XIII (Registration Rights) and XV (Miscellaneous) shall survive any expiration or termination of this Agreement; provided, however, if Moelis Holdings terminates this agreement pursuant to Section 11.2(b) due to a material breach by either SMBC or Nikko, or if this Agreement is terminated pursuant to Section 11.2(c) due to the bankruptcy, insolvency or making of the assignment for the benefit of creditors by either SMBC or Nikko, ARTICLE XII (Certain Transfer Rights of SMBC/Nikko) and XIII (Registration Rights) shall not survive such termination; provided, further, that, if this Agreement is terminated prior to the Closing, XII (Certain Transfer Rights of SMB C/Nikko), XIII (Registration Rights) shall not survive such termination.

ARTICLE XII.

CERTAIN RIGHTS OF SMBC/NIKKO.

12.1                        Advisory Board.  During the term of the Strategic Alliance, SMBC/Nikko shall have the right to appoint one person to serve as a member of the Advisory Board of Moelis Holdings.

12.2                        Right of First Refusal.

(a)                                 Prior to the IPO and during the term of the Strategic Alliance, SMBC shall have the right of first refusal to purchase all (but not less than all) Additional Units that Moelis Holdings proposes to issue to an SMBC Competitor, including (x) in a proposed issuance that is excepted from Section 3.4.2 of the Moelis Holdings Agreement as an issuance to a Strategic Investor, and (y) in a proposed issuance that is subject to Section 3.4.2 of the Moelis Holdings Agreement, to the extent that the Partners do not exercise in full their right of first refusal thereunder. The above rights are in addition to the pro rata right of first refusal granted to all Partners with respect to issuances of Additional Units in Section 3.4.2 of the Moelis Holdings Agreement.

(b)                                 In the event Moelis Holdings proposes to undertake an issuance of Additional Units to which clause (x) of Section 12.2(a) applies, it shall give SMBC written notice of its intention describing the price and terms upon which Moelis Holdings proposes to issue the same. SMBC shall have ten (10) days from the date of delivery of any such notice to agree to purchase all, but not less than all, of such Additional Units, for the price and upon the terms specified in the notice, by delivering written notice to Moelis Holdings. Following the expiration of such 10-day period, Moelis Holdings shall have one hundred and eighty- (180-) days to sell or enter into an agreement to sell the Additional Units with respect to which SMBC’s right of first refusal was not exercised, at a price and upon terms no more favorable to the purchasers of such securities than specified in Moelis Holdings’ notice. In the event Moelis Holdings has not sold the Additional Units or entered into an agreement to sell the Additional Units within such one hundred and eighty- (180-) day period, Moelis Holdings shall not thereafter issue or sell any Additional Units without first complying again with this Section 12.2.

(c)                                  In the event Moelis Holdings proposes to undertake any issuance of Additional Units to which clause (y) of Section 12.2(a) applies, SMBC shall specify in its notice delivered to Moelis Holdings pursuant to Section 3.4.2(b) of the Moelis Holdings Agreement, in addition to whether or not it elects to purchase its pro rata portion of such Additional Units, whether or not it shall exercise its right of first refusal to purchase all (but not less than all) of the Additional Units that other Partners do not purchase pursuant to their right of first refusal under Section 3.4.2 of the Moelis Holdings Agreement.

(d)                                 The right of first refusal granted hereunder may not be assigned or transferred, except that such right is assignable by SMBC to any of its respective Wholly-Owned Subsidiaries.

12.3                        Moelis General Partner’s Consent to Certain Transfers.

(a)                                 Prior to the IPO and during the term of the Strategic Alliance, Moelis General Partner shall not consent to a sale or transfer by a Partner of its Partnership Interests to an SMBC Competitor unless the Moelis General Partner caused the Partner proposing to sell or transfer its Partnership Interests to provide SMBC with a right to purchase, on the same terms and conditions, including price, all (but not less than all) of the Partnership Interests that such Partner proposes to sell or transfer to an SMBC Competitor.

(b)                                 In the event a Partner proposes to undertake a sale or transfer of Partnership Interests to which the foregoing right applies, and Moelis General Partner must consent to the sale or transfer, Moelis General Partner shall require that Partner to give SMBC written notice of its intention to sell or transfer Partnership Interests to an SMBC Competitor describing the price and terms upon which such Partner proposes to sell or transfer its Partnership Interests. SMBC shall have ten (10) days from the date of delivery of any such notice to agree to purchase all, but not less than all, of such Partnership Interests, for the price and upon the terms specified in the notice, by delivering written notice to such Partner and Moelis Holdings.

(c)                                  Following the expiration of such 10-day period, the Partner proposing to sell or transfer Partnership Interests shall have one hundred and eighty- (180-) days to sell or transfer, or enter into an agreement to sell or transfer the Partnership Interests with respect to which SMBC ‘s right under Section 12.3(a) was not exercised, at a price and upon terms no more favorable to the purchasers of such securities than specified in the Partner’s notice. In the event the Partner has not sold or transferred the Partnership Interests, or entered into an agreement to sell or transfer the Partnership Interests, within such one hundred and eighty- (180-) day period, Moelis General Partner shall not consent to the Partner’s selling or transferring its Partnership Interests to an SMBC Competitor thereafter without first requiring the Partner to comply again with this Section 12.3.

(d)                                 The rights granted under this Section 12.3 may not be assigned or transferred, except that such right is assignable by SMBC to any of its respective Wholly-Owned Subsidiaries.

(e)                                  Nothing in this Section 12.3 shall affect the power of Moelis General Partner to withhold consent to any transfer of Partnership Interests in its sole discretion to the extent authorized under Section 8.1 of the Moelis Holdings Agreement.

12.4                        Certain Transfer Matters.

(a)                                 During the term of the Strategic Alliance, if KM sells all or a portion of KM’s Partnership Interests, the SMBC Unit-Holders may sell a pro rata portion of the SMBC Units without regard to any timing or transfer restrictions imposed by this Agreement or the Moelis Holdings Agreement, except that such sale or transfer may not be to a Moelis Competitor. In the event KM proposes to undertake a sale or transfer of KM’s Partnership Interests to which the foregoing right applies, KM shall give written notice to SMBC and Moelis General Partner at least ten (10) days in advance of such sale or transfer, describing the percent of KM’s Partnership Interest being sold or transferred. KM shall give written notice to SMBC and Moelis General Partner within five (5) days of any cancellation or postponement of such sale. When an SMBC Unit-Holder elects to sell or transfer the SMBC Units pursuant to its rights granted under this Section 12.4(a), the SMBC Unit-Holder shall provide Moelis General Partner with a notice stating its intent to sell or transfer the SMBC Units pursuant to this Section 12.4(a). Within ten (10) days of receiving such notice from an SMBC Unit-Holder, Moelis General Partner shall deliver to such SMBC Unit-Holder its consent for the proposed sale or transfer, unless the proposed sale or transfer is to a Moelis Competitor. For the avoidance of doubt, if the transaction is subject to (i) a Drag-Along Right or a Tag-Along Right, and such right was exercised, the SMBC Unit-Holders shall be deemed to have sold its pro rata portion of its Partnership Interests with respect to such transaction and shall not have any additional rights under this Section 12.4(a) or (ii) Section 13.2 of this Agreement, and an SMBC Unit-Holder exercised its right thereunder, such SMBC Unit-Holder shall be deemed to have sold its pro rata portion of its Partnership Interests with respect to such transaction and shall not have any additional rights under this Section 12.4(a). The above right shall be in addition to the Drag-Along Right and the Tag-Along Right with respect to transfers by Moelis General Partner set forth in Sections 8.4.1 and 8.4.2, respectively, of the Moelis Holdings Agreement.

(b)                                 During the term of the Strategic Alliance, and after the first anniversary of Moelis Holdings’ commencing a public registered share sale program for managing directors and other employees of Moelis Holdings or its affiliates, the SMBC Unit-Holders may sell or transfer Partnership Interests pursuant to such public registered share sale program for any given period in an amount equal to (i) the number of Partnership Interests that can be sold pursuant to the program in such period multiplied by (ii) a fraction whose numerator is the number of Partnership Interests the SMBC Unit-Holders have elected to sell in such program during such period and whose denominator is the total number of Partnership Interests the SMBC Unit-Holders have elected to sell plus the number of Partnership Interests all other persons have elected to sell in such program during such period (whether such Partnership Interests are held as outstanding common stock of a successor or parent company of Moelis Holdings or as interests in an affiliate of such public company) (for example, if 50 Partnership Interests can be sold during the period, the SMBC Unit-Holders has elected to sell 400 Partnership Interests and all persons other than the SMBC Unit-Holders have elected to sell 1,600 Partnership Interests, then the SMBC Unit-Holders may sell 10 Partnership Interests and the other persons may sell 40 Partnership Interests); provided, that, (1) the SMBC Unit-Holders shall be subject to the same conditions and terms as the other participants in the program; (2) such right under this Section 12.4(b) shall not apply to sales Moelis Holdings may permit certain of its managing directors and other employees to make under Rule 144 or otherwise; and (3) if both Section 12.4(a) and Section 12.4(b) apply to a sale or transfer of Partnership Interests, an SMBC Unit-Holder may sell the higher of the amount under Section 12.4(a) or Section 12.4(b). If such public registered share sale program as set forth in this Section 12.4(b) is established, Moelis Holding will provide the SMBC Unit-Holders with a monthly report which provides the number of Partnership Interests being sold in such share sale program during the relevant month and the outstanding number of Partnership Interests that are left in the public sale registered sale program as of the end of the relevant month.

(c)                                  After the termination of the Strategic Alliance:

(i)                       prior to the IPO, Moelis General Partner shall not unreasonably withhold its consent to an SMBC Unit-Holder’s transferring all or a portion of the SMBC Units to any other person who is not a Moelis Competitor; and

(ii)                    following the IPO, the SMBC Unit-Holders may freely transfer the SMBC Units, subject to applicable securities laws.

(d)                                 Following the third anniversary of the Closing, whether or not during the term of the Strategic Alliance, the SMBC Unit-Holders may sell up to 9,231 SMBC Units (i) prior to the IPO, with the consent of Moelis General Partner (which consent may not be unreasonably withheld), provided such sale is not to a Moelis Competitor, or (ii) following the IPO, without restriction, subject only to applicable securities laws.

(e)                                  During the term of the Strategic Alliance and prior to the IPO, Moelis Holdings shall notify SMBC in advance of publicly announcing the sale or issuance of any interests in Moelis Holdings (other than Management Units) to a Strategic Investor, provided, that Moelis Holdings shall notify SMBC in advance only to the extent and in such manner as it is permissible under any confidentiality agreement entered into in connection with such sale or issuance.

12.5                        Amendments to the Moelis Holdings Agreement.  Without the prior written consent of SMBC (which consent shall not be unreasonably withheld, delayed or conditioned), Moelis General Partner shall not enter into any side letter or agreement (other than the Vesting Agreement of any Management Partner) with any Limited Partner in respect of the issuance or holding of any class or type of interests in the Partnership that (i) modifies the limited liability of the SMBC Unit-Holders, (ii) materially and adversely affects in a disproportionate manner the interest of the SMBC Unit-Holders in Net Income, Net Loss or Available Assets, (iii) increases the Capital Contributions required to be made by the SMBC Unit-Holders, (iv) modifies the SMBC Unit-Holders’ Drag-Along Rights or Tag-Along Rights under the Moelis Holdings Agreement, or (v) materially and adversely affects in a disproportionate manner the interest of the SMBC Unit-Holders in the distributions, regardless of whether such side letter or agreement is entered into by such Limited Partner in its capacity as such, and regardless of whether SMBC is entitled to participate or does participate in such issuance of or otherwise holds any such interests; provided, however, the foregoing consent of SMBC shall not be required if the side letter or agreement affects Management Units in a substantially similar manner.

12.6                        Percentage Interest Limit.  Notwithstanding anything to the contrary in this Agreement or the Moelis Holdings Agreement, none of SMBC, Moelis Holdings or any of their controlled affiliates shall take any action, including with respect to the acquisition of any Partnership Interests pursuant to the exercise of any right under this Agreement or the Moelis Holdings Agreement, that would reasonably be expected to (i) cause SMBC, or any of its affiliates, to require approval of the Board of Governors of the Federal Reserve System under Section 4 of the U.S. Bank Holding Company Act of 1956, as amended (including Regulation Y promulgated thereunder), or otherwise, to acquire or retain any interest in Moelis Holdings or (ii) cause Moelis Holdings to be deemed to be or presumed to be “controlled” by SMBC, or any of its affiliates, for purposes of the U.S. Bank Holding Company Act of 1956, as amended (including Regulation Y promulgated thereunder). SMBC and Moelis Holdings shall cooperate with each other and use their reasonable best efforts to avoid any of the events in the preceding sentence by taking any and all actions necessary, including, without limitation, in connection with any restructuring to facilitate the IPO, which shall include, among other things, issuing a new class or series of Partnership Interests or alternative economic interests to SMBC, or its affiliates, as applicable. Notwithstanding anything to the contrary in this Section 12.6, nothing shall prevent SMBC, or its affiliates, from seeking a noncontrol determination from the staff of the Board of Governors of the Federal Reserve System with respect to any action that would otherwise be prohibited by this Section 12.6, and, after receiving a noncontrol determination, taking such action, including acquiring additional Partnership Interests.

ARTICLE XIII.

REGISTRATION RIGHTS.

13.1                        Registration.

(a)

(i)                                     Following the IPO and the termination of the Strategic Alliance, SMBC shall have the right to demand that Moelis Holdings register the sale of all, but not less than all, of the Registrable Securities held by SMBC and its affiliates (together the “SMBC Unit-Holders”) under the Securities Act (the “Demand Notice”), provided, however, SMBC shall not be permitted to deliver the Demand Notice within (i) 180 days of the IPO or (ii) 60 days of any public offering and sale of Partnership Interests (and/or any securities of Moelis Holdings or any successor entity into which Partnership Interests are converted, exchanged or redesignated) for cash pursuant to an effective registration statement (other than on Form S-4 or S-8 or a comparable form), and subject to the terms of any agreement entered into by Moelis Holdings, SMBC or Nikko pursuant to Section 13.7. Within 60 days after Moelis Holdings receives a written notice to register the Registrable Securities, Moelis Holdings will file a Registration Statement, on an appropriate form, to register the sale of the Registrable Securities, which Registration Statement will (if specified in the SMBC Unit-Holders’ notice) contemplate the ability of the SMBC Unit-Holders to effect an Underwritten Offering (the “Demand Registration”). The Demand Notice shall specify the intended method of distribution of the Registrable Securities. Subject to Section 13.2, Moelis Holdings may include in any registration effected pursuant to this Section 13.1 any securities for its own account or for the account of holders (other than the SMBC Unit-Holders) of Partnership Interests; provided, that, Moelis Holdings shall pay a portion of all expenses of Moelis Holdings (including those set forth in Section 13.8) in connection with any such registration, in proportion to the aggregate selling price of all securities so included in any such registration.

(ii)                                  Moelis Holdings will use its commercially reasonable efforts (i) to cause any Registration Statement to be declared effective (unless it becomes effective automatically upon filing) as promptly as practicable after the filing thereof with the SEC and (ii) to keep such Registration Statement current and effective for a period of 90 days, or such shorter time necessary for the completion of the sale of Registrable Securities registered thereon. Moelis Holdings further agrees to use its commercially reasonable efforts to supplement or make amendments to such Registration Statement as may be necessary to keep such Registration Statement effective for the period referred to in clause (ii) above, including (A) to respond to the comments of the SEC, if any, (B) as may be required by the registration form utilized by Moelis Holdings for such Registration Statement or by the instructions to such registration form, (C) as may be required by the Securities Act, or (D) as may reasonably be requested in writing by the SMBC Unit-Holders or any underwriter and acceptable to Moelis Holdings. Moelis Holdings agrees to furnish to the SMBC Unit-Holders copies of any such supplement or amendment no later than the time it is first used or filed with the SEC.

(b)                                 If the Demand Notice specifies that the Registrable Securities will be sold in an Underwritten Offering, the parties shall mutually agree on the lead underwriter and any additional underwriters.

(c)                                  Any registration initiated pursuant to Section 13.1(a) shall not count as a Demand Registration (i) unless and until the Registration Statement with respect to the Registrable Securities has become effective and remained effective for a period of 90 days or, if a shorter time, until all of the Registrable Securities have been sold, or (ii) if the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied or waived, other than by reason of a failure on the part of the SMBC Unit-Holders.

13.2                        Piggyback Registration.  If Moelis Holdings proposes to file a registration statement under the Securities Act (other than non-participating, non-convertible debt or equity securities or securities to be issued pursuant to a registration statement on Form S-4 or S-8 or any comparable form) for its own account or for the account of a holder (other than the SMBC Unit-Holders) of Partnership Interests, including in connection with the IPO and where SMB C/Nikko (including an SMBC Unit-Holder) has the right to sell any or all SMBC Units under this Agreement, then Moelis Holdings shall give written notice of such proposed filing to the SMBC Unit-Holders as soon as commercially practicable but in no event less than (i) 20 days before the anticipated filing date or (ii) if Moelis Holdings determines to conduct a registration less than 20 days before the anticipated filing date, then on the date Moelis Holdings determines to proceed with such registration (a “Piggyback Registration”). If Moelis Holdings proposes to file the registration statement before the termination of the Strategic Alliance, the written notice to the SMBC Unit-Holders shall include the number of Partnership Interests to be sold by KM and the percentage of the total Partnership Interests held by KM represented by that number. Within 10 days after delivery of any such notice by Moelis Holdings, or such shorter period as Moelis Holdings specifies in such notice if Moelis Holdings determines to conduct a registration less than 10 days before the anticipated filing date, the SMBC Unit-Holders may request in writing that Moelis Holdings include any Registrable Securities held by the SMBC Unit-Holders in the proposed registration. The request by the SMBC Unit-Holders shall specify the number of Registrable Securities proposed to be included in the registration. Moelis Holdings will then, subject to Section 13.3, include such requested Registrable Securities in the proposed registration; provided, however, that if Moelis Holdings proposes to file the registration statement before the termination of the Strategic Alliance, the percentage of all Registrable Securities that may be included in the proposed registration may not exceed the percentage of KM’s total Partnership Interests to be sold in the proposed registration, as stated in the notice by Moelis Holdings. The SMBC Unit-Holders may not withdraw any request for a Piggyback Registration involving an Underwritten Offering after the preliminary prospectuses for the proposed offering have been printed, or any “road show” has begun, or Moelis Holdings has made any public announcement with the consent of the SMBC Unit-Holders that assumes the participation of the SMBC Unit-Holders in the proposed offering, or in any event less than 24 hours before the pricing of such offering. The SMBC Unit-Holders shall have no right to select the underwriters in an Underwritten Offering in connection with a Piggyback Registration. Notwithstanding anything to the contrary in this Section 13.2, Moelis Holdings may, at any time at its sole option, choose not to proceed with the proposed registration that gives rise to the Piggyback Registration.

13.3                        Reduction of Size of Underwritten Offering.  Notwithstanding anything to the contrary contained herein, if the lead underwriter or underwriters in an Underwritten Offering pursuant to Section 13.1 or Section 13.2 advise Moelis Holdings that, in their good faith judgment, the number of Partnership Interests (including any Registrable Securities) that Moelis Holdings, the SMBC Unit-Holders and any other persons intend to include in any Registration Statement exceeds the number that can be sold in the offering in light of marketing factors or because the sale of a greater number would adversely affect the price of the Partnership Interests to be sold, then the number of Partnership Interests to be included in the Registration Statement for the account of Moelis Holdings, the SMBC Unit-Holders and any other persons will be reduced to the extent necessary to reduce the total number of securities to be included in any such Registration Statement to the number recommended by the lead underwriter or underwriters, in accordance with the following priorities:

(a)                                 in the case of a Demand Registration pursuant to Section 13.1, priority will be (i) first, all Registrable Securities included in the Registration Statement, (ii) second, any Partnership Interests proposed to be offered by Moelis Holdings for its own account (iii) third, pro rata among any other holders of Partnership Interests requested to be registered pursuant to a contractual right, and (iv) fourth, pro rata among any other holders of Partnership Interests requested to be registered;

(b)                                 in the case of a registration statement initiated by Moelis Holdings for its own account that gives rise to a Piggyback Registration pursuant to Section 13.2, priority will be (i) first, Partnership Interests proposed to be offered by Moelis Holdings for its own account, (ii) second, pro rata among all holders of Partnership Interests requested to be registered pursuant to a contractual right and (iii) third, pro rata among any other holders of Partnership Interests requested to be registered; and

(c)                                  in the case of a registration statement initiated by Moelis Holdings for the account of holders (other than the SMBC Unit-Holders) of Partnership Interests, pursuant to registration rights afforded to such holders by contract, that gives rise to a Piggyback Registration pursuant to Section 13.2, priority will be (i) first, pro rata among the holders of Partnership Interests for whose account the registration statement was initiated, (ii) second, Partnership Interests offered by Moelis Holdings for its own account, (iii) third, pro rata among any other holders of Partnership Interests requested to be registered pursuant to a contractual right and (iv) fourth, pro rata among any other holders of Partnership Interests requested to be registered.

13.4                        Registration Procedures.  Subject to the provisions of Section 13.1 or Section 13.2, in connection with the registration of the sale of Registrable Securities pursuant to the Demand Registration or a Piggyback Registration hereunder, Moelis Holdings will:

(a)                                 furnish to the SMBC Unit-Holders without charge, no later than the time of filing of a Registration Statement, copies of such Registration Statement, and thereafter such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto, including each preliminary prospectus), copies of any and all transmittal letters or other correspondence with the SEC relating to such Registration Statement and such other documents in such quantities as the SMBC Unit-Holders may reasonably request from time to time, for as long as Moelis Holdings is required to cause the Registration Statement to remain current, in order to facilitate the disposition of the Registrable Securities;

(b)                                 provide the SMBC Unit-Holders and their Representatives with the opportunity to participate in the preparation of the Registration Statement and the related Prospectus;

(c)                                  use its commercially reasonable efforts to register or qualify the Partnership Interests being sold under such other securities or “blue sky” laws of such jurisdictions as the SMBC Unit-Holders reasonably request and do any and all other acts and things as may be reasonably necessary or advisable to enable the SMBC Unit-Holders to consummate the disposition of the Registrable Securities in such jurisdictions; provided, however, that Moelis Holdings shall in no event be required to (w) qualify generally to do business in any jurisdiction where it is not then so qualified, (x) subject itself to taxation in any jurisdiction where it is not otherwise then so subject, (y) take any action that would subject it to service of process in suits other than those arising out of the offer and sale of the securities covered by the Registration Statement or (z) consent to general service of process in any jurisdiction where it is not then so subject;

(d)                                 notify the SMBC Unit-Holders and the lead underwriter or underwriters, if any, at any time when a Prospectus relating to Registrable Securities is required to be delivered under the Securities Act, of the occurrence of any event as a result of which the Registration Statement, the Prospectus included in a Registration Statement or any amendment or supplement thereto relating to Registrable Securities contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and Moelis Holdings will use its commercially reasonable efforts to prepare and file with the SEC a supplement or amendment to such Prospectus and Registration Statement (and comply fully with the applicable provisions of Rules 424, 430A and 430B under the Securities Act in a timely manner) so that, as thereafter delivered to the purchasers of the Registrable Securities, such Prospectus and Registration Statement will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(e)                                  advise the lead underwriter or underwriters, if any, and the SMBC Unit-Holders promptly and, if requested by such persons, confirm such advice in writing, of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Registrable Securities for offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes. If at any time the SEC issues any stop order suspending the effectiveness of the Registration Statement, or any state securities commission or other regulatory authority issues an order suspending the qualification or exemption from qualification of the Registrable Securities under state securities or “blue sky” laws, Moelis Holdings shall use its commercially reasonable efforts to obtain the withdrawal or lifting of such order as promptly as practicable;

(f)                                   use its commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of Moelis Holdings to enable the SMBC Unit-Holders to consummate the disposition of the Registrable Securities; provided, however, that Moelis Holdings shall in no event be required to (w) qualify generally to do business in any jurisdiction where it is not then so qualified, (x) subject itself to taxation in any jurisdiction where it is not otherwise then so subject, (y) take any action that would subject it to service of process in suits other than those arising out of the offer and sale of the securities covered by the Registration Statement or (z) consent to general service of process in any jurisdiction where it is not then so subject;

(g)                                  if requested by the SMBC Unit-Holders or the underwriter or underwriters, if any, promptly include in any Registration Statement or Prospectus, pursuant to a supplement or post-effective amendment if necessary, such information as the SMBC Unit-Holders and the underwriter or underwriters, if any, may reasonably request to have included therein, including information relating to the “Plan of Distribution” of the Registrable Securities, information about the number of Registrable Securities being sold to the underwriter or underwriters, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering, and make all required filings of such Prospectus supplement or post-effective amendment as soon as practicable after Moelis Holdings is notified of the matters to be included in such Prospectus supplement or post-effective amendment;

(h)                                 for the period beginning a reasonable time before the filing of the Registration Statement and for as long as Moelis Holdings is required to cause the Registration Statement to remain current under Section 13.1(a)(ii), and except to the extent prohibited by applicable law and subject to entering into customary confidentiality agreements, after reasonable advance notice, make available for inspection by the SMBC Unit-Holders, any underwriter participating in any disposition of the Registrable Securities, and any Representative for the SMBC Unit-Holders or such underwriter, during business hours and at the location designated by Moelis Holdings, any financial and other records and corporate documents of Moelis Holdings as will be reasonably necessary to enable them to conduct reasonable and customary due diligence with respect to Moelis Holdings and the related Registration Statement and Prospectus, provided, however, that records, documents and information obtained hereunder will be used by such inspecting person only to conduct such due diligence; and

(i)                                     together with any other holder of Partnership Interests proposing to include securities in any Underwritten Offering, enter into a reasonable and customary written agreement with the underwriter or underwriters, if any, in such form and containing such provisions as are reasonable and customary in the securities business for such an arrangement between underwriters and companies of Moelis Holding’s size and investment stature.

13.5                        Conditions to Offerings.  The obligations of Moelis Holdings to take the actions contemplated by Sections 13.1, 13.2 and 13.4 with respect to an offering of Registrable Securities will be subject to the following conditions:

(a)                                 Moelis Holdings may require each SMBC Unit-Holder to furnish to Moelis Holdings such information regarding such SMBC Unit-Holder, the Registrable Securities or the distribution of such Registrable Securities as Moelis Holdings may from time to time request, in each case to the extent reasonably required by the Securities Act and the rules and regulations promulgated thereunder, or under state securities or “blue sky” laws; and

(b)                                 If an offering of Registrable Securities is an Underwritten Offering, each SMBC Unit-Holder must: (A) agree to sell its Registrable Securities on the basis provided in any underwriting agreement approved by Moelis Holdings in accordance with Section 13.4(i), (B) complete and execute, as applicable, all customary questionnaires, powers of attorney, underwriting agreements, lock-up agreements consistent with Section 13.7 and other documents customarily required under the terms of such underwriting agreement and (iii) agree to make customary representations and warranties (including as to due organization and good standing, corporate power and authority, due approval, no conflicts and ownership and transfer of Registrable Securities, and as to accuracy and completeness of those statements made in the applicable Registration Statement, Prospectus or other document in reliance upon and in conformity with written information furnished to Moelis Holdings or the underwriter or underwriters by such SMBC Unit-Holder) and covenants in such underwriting agreement.

13.6                        Suspension Period.

(a)                                 Notwithstanding anything to the contrary contained in this Agreement, Moelis Holdings shall be entitled, by providing prior written notice to the SMBC Unit-Holders, to postpone the filing or effectiveness or suspend the use of any Registration Statement pursuant to Section 13.1 for a reasonable period of time not to exceed 60 days in succession or 120 days in any 365-day period (or a longer period of time with the prior written consent of SMBC, which consent shall not be unreasonably withheld) (a “Suspension Period”) if (A) Moelis Holdings determines in good faith that effecting the registration (or permitting sales under an effective registration) would reasonably be expected to adversely affect an offering of securities of Moelis Holdings, (B) Moelis Holdings is in possession of material non-public information and deems it advisable not to disclose such information in a Registration Statement, or (C) due to a pending or contemplated financing, acquisition, disposition, corporate reorganization, merger, public offering of securities or other similar transaction or other material event or circumstance involving Moelis Holdings or its securities. Moelis Holdings will notify the SMBC Unit-Holders promptly upon the termination of the Suspension Period. Upon notice by Moelis Holdings to the SMBC Unit-Holders of any determination to commence a Suspension Period, the SMBC Unit-Holders shall, except as required by applicable law, including any disclosure obligations under Section 13 of the Exchange Act, keep the fact of any such Suspension Period strictly confidential, and during any Suspension Period, promptly halt any offer, sale (including sales pursuant to Rule 144), trading or transfer of any Partnership Interests for the duration of the Suspension Period until Moelis Holdings has provided notice that the Suspension Period has been terminated.

(b)                                 If Moelis Holdings suspends the use of a Registration Statement pursuant to Section 13.6(a), the holders of Registrable Securities shall receive an extension of the registration period under Section 13.1(a)(ii) and 13.1(c) equal to the number of days of the suspension.

(c)                                  The SMBC Unit-Holders agrees that, upon receipt of any notice from Moelis Holdings of the occurrence of any event of the kind described in Section 13.4(d) or Section 13.4(e) or a condition described in Section 13.6(a), each SMBC Unit-Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering the sale of Registrable Securities until the SMBC Unit-Holders receive copies of the supplemented or amended Prospectus contemplated by Section 13.4(d) or Section 13.6(d) or notice from Moelis Holdings of the termination of the stop order or Suspension Period.

(d)                                 After the expiration of any Suspension Period and without any further request from a holder of Partnership Interests, Moelis Holdings shall use its commercially reasonably efforts to prepare a Registration Statement, or post-effective amendment or supplement to the Registration Statement or Prospectus or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the Prospectus will not include a material misstatement or omission or be not effective and useable for the sale of Registrable Securities.

13.7                        Market Stand-Off Agreement.

(a)                                 In connection with any Underwritten Offering that is the IPO, or any Underwritten Offering in which the SMBC Unit-Holders are selling Registrable Securities pursuant to Sections 13.1 or 13.2, each SMBC Unit-Holder agrees that, during the period of duration (up to 180 days, subject to customary extensions as may be required by the underwriter or underwriters up to a maximum of 214 days) specified by Moelis Holdings and the underwriter or underwriters of Registrable Securities, following the date of the final prospectus or other offering document distributed in connection with the Underwritten Offering, it shall not, to the extent requested by Moelis Holdings and such underwriter or underwriters, directly or indirectly, sell, offer to sell, contract to sell (including any short sale or other hedging transaction), grant any option to purchase or otherwise transfer any Registrable Securities held by it at any time during such period except for such Registrable Securities as shall be included in such registration. Notwithstanding the foregoing, the obligations described in this Section 13.7(a) shall not apply (i) to a registration relating solely to employee benefit plans on Form S-1 or Form S-8, (ii) to a registration relating solely to an acquisition or similar transaction on Form S-4 or (iii) unless all holders then holding more than 3% of the issued and outstanding Partnership Interests (and/or any securities of Moelis Holdings or any successor entity into which the Partnership Interests are converted, exchanged or redesignated) with a contractual obligation enforceable by Moelis Holdings or its affiliates to do so and all of the then-current executive officers and directors (if applicable) of Moelis Holdings enter into similar agreements.

(b)                                 In order to enforce the foregoing covenant, Moelis Holdings may impose stop-transfer instructions with respect to the Registrable Securities of each SMBC Unit-Holder until the end of such period.

13.8                        Registration Expenses.  All fees and expenses incident to Moelis Holding’s performance of or compliance with the obligations of this ARTICLE XIII, including all fees and expenses incurred in complying with securities or “blue sky” laws, printing expenses, messenger and delivery expenses of Moelis Holdings, any registration or filing fees payable under any federal or state securities or “blue sky” laws, the fees and expenses incurred in connection with any listing or quoting of the securities to be registered on any national securities exchange or automated quotation system, fees of the Financial Industry Regulatory Authority, fees and disbursements of counsel for Moelis Holdings, its independent registered certified public accounting firm and any other public accountants who are required to deliver comfort letters (including the expenses required by or incident to such performance), fees of transfer agents and registrars, costs of insurance, and the fees and expenses of other persons retained by Moelis Holdings, will be borne by Moelis Holdings; provided, however; that the SMBC Unit-Holders shall pay all reasonable out-of-pocket expenses of Moelis Holdings (including, for the avoidance of doubt, all the fees set forth above in this section) in connection with the Demand Registration subject to Moelis Holdings’ obligations set forth in Section 13.1(a)(i). The SMBC Unit-Holders will bear and pay any fees and expenses of SMBC or its affiliates or their Representatives, including their counsel, and any underwriting discounts, fees and commissions and any transfer taxes applicable to Registrable Securities offered for its account pursuant to any Registration Statement.

13.9                        Indemnification; Contribution.

(a)                                 In connection with any registration of Registrable Securities, Moelis Holdings will indemnify, defend and hold harmless each SMBC Unit-Holder, its affiliates, directors, officers and SMBC Unit-Holders and each person who controls SMBC Unit-Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”) from and against any and all direct losses, claims, damages, liabilities, obligations, costs and expenses (including, without limitation, as a result of any notices, actions, suits, proceedings, claims, demands, assessments, judgments, awards, costs, penalties, taxes and reasonable expenses, including reasonable attorneys’ and other professionals’ fees and disbursements, but excluding any consequential damages) (collectively “Losses”) caused by (i) any untrue or alleged untrue statement of material fact contained in any part of any Registration Statement or any Prospectus, including any amendment or supplement thereto, used in connection with the Registrable Securities or any Issuer FWP or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading; provided, however, that Moelis Holdings will not be required to indemnify any Indemnified Person for any Losses resulting from any such untrue statement or omission if such untrue statement or omission was made in reliance on and in conformity with information with respect to any Indemnified Person furnished to Moelis Holdings in writing by, or on behalf of, any of the SMBC Unit-Holders expressly for use therein.

(b)                                 In connection with any Registration Statement, Prospectus or Issuer FWP, each SMBC Unit-Holder, jointly and severally, will indemnify, defend and hold harmless Moelis Holdings, its directors, its officers and each person, if any, who controls Moelis Holdings (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as the foregoing indemnity from Moelis Holdings to each SMBC Unit-Holder, but only with respect to information furnished to Moelis Holdings in writing by, or on behalf of, any SMBC Unit-Holder or any Indemnified Persons expressly for use in such Registration Statement, Prospectus or Issuer FWP; and provided, further, however, that in no event shall the liability for indemnity of any SMBC Unit-Holder under this Section 13.9(b) exceed the dollar amount of the proceeds (net of any underwriting discount or commission or other selling expenses) received by such SMBC Unit-Holder from the sale of the Registrable Securities giving rise to such indemnification.

(c)                                  In case any claim, action or proceeding (including any governmental investigation) is instituted involving any person in respect of which indemnity may be sought pursuant to Section 13.9(a) or 13.9(b), such person (the “Indemnified Party”) will promptly, but in any event within 10 Business Days, notify the person against whom such indemnity may be sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall have the right to participate in, and to the extent the Indemnifying Party so desires, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party; provided, that the failure of any Indemnified Party to give notice within the time limit provided herein shall not relieve the Indemnifying Party of its obligations under Section 13.9(a) or 13.9(b), except to the extent that the Indemnifying Party is actually and materially prejudiced by such failure to give notice. In any such claim, action or proceeding where the Indemnifying Party has assumed the defense thereof, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to retain its own counsel, but the fees and expenses of such counsel will be at the expense of such Indemnified Party unless the Indemnified Party and the Indemnified Party have been advised by counsel that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicting interests between them. It is understood that the Indemnifying Party will not, in connection with any claim, action or proceeding or related claims, actions or proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties and that all such reasonable fees and expenses will be reimbursed as they are incurred. In the case of the retention of any such separate firm for the Indemnified Parties, such firm will be designated in writing by the Indemnified Parties. No Indemnified Party will, without the prior written consent of the Indemnifying Party, settle, compromise or offer to settle or compromise any pending or threatened proceeding in respect of which any Indemnified Party is seeking indemnity hereunder. The Indemnifying Party will not be liable for any settlement of any claim, action or proceeding effected without its written consent, but if such claim, action or proceeding is settled with such consent or if there has been a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any Loss by reason of such settlement or judgment. No Indemnifying Party will, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any pending or threatened proceeding in respect of which any Indemnified Party is seeking indemnity hereunder, unless such settlement includes (i) an unconditional release of such Indemnified Party from all liability in connection with such proceeding, (ii) no finding or admission of any violation of law or any violation of the rights of any person by the Indemnified Party or any of its Affiliates can be made as the result of such action, and (iii) the sole relief (if any) provided is monetary damages that are reimbursed in full by the Indemnifying Party.

(d)                                 If the indemnification provided for in this Section 13.9 from the Indemnifying Party is unavailable to an Indemnified Party hereunder or is insufficient in respect of any Losses referred to in this Section 13.9, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, will contribute to the amount paid or payable by such Indemnified Party as a result of such Losses (i) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions that resulted in such Losses, as well as any other relevant equitable considerations, or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative fault referred to in clause (i) but also the relative benefit of Moelis Holdings, on the one hand, and each SMBC Unit-Holder, on the other, in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall a SMBC Unit-Holder be required by this Section 13.9(d) to contribute an aggregate amount in excess of the dollar amount of proceeds (net of underwriting discounts and commissions and other selling expenses) received by such SMBC Unit-Holder from the sale of Registrable Securities giving rise to such contribution. The relative fault of such Indemnifying Party and Indemnified Party will be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses referred to above will be deemed to include, subject to the limitations set forth in Section 13.9(c), any reasonable out of pocket legal or other out of pocket fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

(e)                                  The parties agree that it would not be just and equitable if contribution pursuant to Section 13.9(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in Section 13.9(d). No person guilty of “fraudulent misrepresentation” (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Notwithstanding the provisions of this Section 13.9(e), a SMBC Unit-Holder shall not be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds received by such SMBC Unit-Holder from the sale of the Registrable Securities exceeds the amount of any damages which such SMBC Unit-Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

(f)                                   If indemnification is available under this Section 13.9, the Indemnifying Party will indemnify each Indemnified Party to the fullest extent permissible under applicable law provided in Sections 13.9(a) and 13.9(b) without regard to the relative fault of said Indemnifying Party or Indemnified Party or any other equitable consideration provided for in Section 13.9(d) or 13.9(e). The obligations of Moelis Holdings under this Section 13.9 shall be in addition to any liability that Moelis Holdings may otherwise have to any Indemnified Person.

(g)                                  Notwithstanding anything to the contrary in this Agreement, each of the Indemnified Parties has relied on this Section 13.9, is an express third party beneficiary of this Section 13.9 and is entitled to enforce the obligations of the applicable Indemnified Parties under this Section 13.9 directly against such Indemnified Parties to the full extent thereof.

13.10                 Rule 144.  For so long as Moelis Holdings is subject to the requirements of Section 13, 14 or 15(d) of the Securities Act, Moelis Holdings agrees that it will use its reasonable best efforts to (i) make and keep public information available, as those terms are understood and defined in Rule 144 and (ii) file the reports required to be filed by it under the Securities Act and the Exchange Act.

13.11                 Transfer of Registration Rights.  The rights to cause Moelis Holdings to register securities granted to the SMBC Unit-Holders under this ARTICLE XIII may be assigned by the SMBC Unit-Holders with the consent of Moelis Holdings, except that the SMBC Unit-Holders may assign such rights to their Wholly-Owned Subsidiaries without the consent of Moelis Holdings.

13.12                 Termination of Registration Rights.  The registration rights contained in Section 13.1 shall automatically terminate when the SMBC Unit-Holders collectively hold Registrable Securities in an amount less than (i) 1% of the issued and outstanding Partnership Interests (and/or any securities of Moelis Holdings or any successor entity into which the Partnership Interests are converted, exchanged or redesignated) and (ii) the average weekly reported volume of trading in Partnership Interests (and/or any securities of Moelis Holdings or any successor entity into which the SMBC Units are converted, exchanged or redesignated) on all national securities exchanges and/or reported through the automated quotation system of a registered securities association for the four calendar weeks preceding the date on which such determination is made.

ARTICLE XIV.

REPRESENTATIONS AND WARRANTIES; CONDUCT OF BUSINESS

14.1                        Representations and Warranties of Moelis.  Moelis Holdings and Moelis General Partner each represent and warrant to SMBC/Nikko that:

(a)                                 Organization.  Moelis General Partner has been duly formed and is validly existing as a limited liability company under the Delaware Limited Liability

Company Act. Moelis Holdings has been duly formed and is validly existing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act.

(b)                                 Power, Authority, Etc.  Each of Moelis Holdings and Moelis General Partner has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement do not require any further consent of any third party or governmental authority. This Agreement has been duly authorized, executed and delivered by Moelis Holdings and Moelis General Partner and, when duly executed and delivered by the other parties hereto, will be the valid and binding obligation of Moelis Holdings and Moelis General Partner, enforceable in accordance with its terms, except (a) as may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (b) that the remedies of specific performance, injunction and other forms of equitable relief may not be available because they are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

(c)                                  Other.  Each of the representations and warranties set out in Exhibit A of this Agreement are true and correct on the date hereof.

14.2                        Representations and Warranties of SMBC/Nikko.  SMBC and Nikko each represent and warrant to Moelis Holdings and Moelis General Partner that:

(a)                            Organization. SMBC and Nikko have been duly formed and are validly existing as corporations under the laws of Japan.

(b)                            Power, Authority, Etc. SMBC and Nikko have all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement by SMBC and Nikko does not require any further consent of any third party or governmental authority. This Agreement has been duly authorized, executed and delivered by each of SMBC and Nikko and, when duly executed and delivered by the other parties hereto, will be the valid and binding obligation of SMBC and Nikko, enforceable in accordance with its terms, except (a) as may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (b) that the remedies of specific performance, injunction and other forms of equitable relief may not be available because they are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

14.3                        Survival of Covenants, Representations and Warranties.  Each of the covenants, representations and warranties of the parties in this Agreement and the Subscription Agreement shall survive the Closing through and including the date thirty (30) days following the receipt by SMBC/Nikko of the audited financial statements of Moelis Holdings as of and for the year ended December 31, 2012.

ARTICLE XV.

MISCELLANEOUS

15.1                        Expenses; No Partnership or Joint Venture.  Each party will bear its own legal, marketing, travel and other expenses in connection with the Strategic Alliance. No party is the partner, joint venture partner or agent of any other party with power to bind any other party contractually. This Agreement and the Strategic Alliance represent an agreement to cooperate and not a partnership or joint venture agreement. No party owes any other party a fiduciary duty by virtue of this Agreement or the operation of the Strategic Alliance.

15.2                        Notice.  Notice under this Agreement must be in writing and may be delivered by mail, overnight delivery service or email as follows:

If to SMBC:

2-3, Otemachi 1-chome

Chiyoda-ku, Tokyo 100-0004

Attention: Toshihiro Horiuchi, Senior Vice President, Securities

Business Planning Dept., Planning Dept., Investment Banking Unit.

Email address: horiuchi_toshihiro@ck.smbc.co.jp

If to Nikko:

Shin-Marunouchi Building 18F,

5-1, Marunouchi 1-chome,

Chiyoda-ku, Tokyo 100-6518

Attention: Masami Hagiwara, Head of Mergers & Acquisitions

Administration

Email address: hagiwara_masami@smbcnikko.co.jp

If to Moelis Holdings:

Moelis & Company Holdings LP

399 Park Avenue, 5th Floor

New York, NY 10022

Attention: Kate Pilcher Ciafone, Senior Vice President

Email address: kate.ciafone@moelis.com, with a copy to:

Attention: Osamu Watanabe, General Counsel

Email address: osamu.watanabe@moelis.com

15.3                        Entire Agreement; Amendment; Waivers; Counterparts.  This Agreement and the Subscription Agreement (as modified by any letter agreement between the parties entered into on the date hereof), incorporates the entire understanding of the parties and supersedes all previous agreements with respect to the subject matter hereof. No amendment or modification of this Agreement shall be effective unless it is made in writing and signed by each of the parties. No waiver, expressed or implied, by any party of a breach by another party of this Agreement, or of any terms and provisions of this Agreement, shall constitute a waiver of any subsequent such breaches or of future enforcement of any such terms or provisions. This Agreement may be executed in three or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

15.4                        No Assignment.  This Agreement may not be assigned by any party without the written consent of the other parties, except to a subsidiary or controlled affiliate of such party which succeeds such party’s conduct of Covered Businesses.

15.5                        Obligation and Responsibilities of SMBC/Nikko.  SMBC and Nikko shall be severally and not jointly responsible for any obligation or responsibilities incurred or assumed by SMB C/Nikko hereunder.

15.6                        Separability.  In case one or more of the provisions contained in this Agreement are for any reason held to be invalid, illegal or unenforceable in any respect under any such law or regulation, the invalidity, illegality, or unenforceability will not affect any other provisions of this Agreement, which will be construed as if contained in this Agreement, and each illegal, invalid or unenforceable provision will be construed as broadly as may be possible so that the original intent of the parties is given effect to the greatest extent possible.

15.7                        Compliance with Laws.  Each of the parties shall execute and perform this Agreement in compliance with all applicable laws or regulations. Notwithstanding the foregoing, a party shall not be obligated to take any action that violates, infringes or conflicts with or prohibited from taking any action required to be in compliance with any applicable laws or regulations.

15.8                        Governing Laws; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflict of laws. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of any state or Federal court sitting in Manhattan, New York over any suit, action or proceeding arising out of or relating to this Agreement. The parties hereby agree that service of any process, summons, notice or document by U.S. registered mail addressed to such party at the address above shall be effective service of process for any action, suit or proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each party waives any right to trial by jury with respect to any proceeding arising out of this Agreement. Notwithstanding the foregoing, any matter relating to the SMBC Unit-Holders’ rights or obligations as Limited Partners of Moelis Holdings shall be subject to Sections 10.4 and 10.10 of the Moelis Holdings Agreement and not to this Section 15.8.

15.9                        Effect on Prior Agreement.  Commencing as of the Effective Date, the rights and obligations of the parties shall be determined pursuant to this Agreement and the Prior Agreement shall be of no further effect; provided, that, any fees and expenses due to a party outstanding thereunder shall be deemed to be outstanding under this Agreement.

15.10                 Good Faith Discussion; Further Assurances.  Should there be any dispute or disagreement with respect to any matters not set forth in this Agreement, the parties will discuss in good faith to resolve such dispute or disagreement. Each party shall use its reasonable efforts to cooperate with the other party if necessary for compliance with laws and regulations applicable to such other party in relation to the SMBC Unit-Holders’ holding of SMBC Units or transactions or matters contemplated under the Subscription Agreement, the Side Letter, this Agreement and the Moelis Holdings Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered on the date first written above.

SUMITOMO MITSUI BANKING CORPORATION

By:
Name: Takeshi Kunibe
Title: President

SMBC NIKKO SECURITIES INC.

By:
Name: Eiji Watanabe
Title: President & CEO

MOELIS & COMPANY HOLDINGS LP

By: Moelis & Company Holdings GP LLC
Its: General Partner

By:
Name: Kenneth D. Moelis
Title: Chief Executive Officer

MOELIS & COMPANY HOLDINGS GP LLC

By:
Name: Kenneth D. Moelis
Title: Chief Executive Officer

[Signature Page to the Strategic Alliance Agreement]

Exhibit A

Representations and Warranties of the Moelis Entities

In addition to the representations and warranties set forth in the Subscription Agreement, and except as specifically set forth in the Disclosure Schedule delivered to SMBC/Nikko simultaneously with the execution hereof (the “Moelis Disclosure Schedule”), Moelis Holdings and Moelis General Partner represent and warrant to SMBC/Nikko that:

(a)                            Organization and Authority.  Each of the Moelis Entities has all requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than any failure to be so licensed or qualified that would not reasonably be expected to have a material adverse effect on the Moelis Entities and their controlled affiliates, taken as a whole.

(b)                            Moelis Holdings Agreement.  The Moelis Holdings Agreement has been duly authorized, executed and delivered by Moelis General Partner and is a valid and legally binding agreement of Moelis General Partner, enforceable against it in accordance with its terms, except (i) as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar applicable laws affecting the enforcement of creditors’ rights generally and (ii) that the remedies of specific performance, injunction and other forms of equitable relief may not be available because they are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought. The Moelis Holdings Agreement attached as Tab 5 of the Subscription Agreement is a true, correct and complete copy of the Moelis Holdings Agreement as currently in effect.

(c)                             Affiliates.  Each controlled affiliate of Moelis Holdings is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has all requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than any failure to be in good standing or to be so licensed or qualified that would not reasonably be expected to have a material adverse effect on the Moelis Entities and their controlled affiliates, taken as a whole. All the issued and outstanding shares of capital stock or other partnership, equity or ownership interests of such controlled affiliates have been duly authorized and validly issued, are fully paid and nonassessable with no personal liability attaching to the ownership thereof (except as provided for in the governing documents of such controlled affiliate), have been issued in compliance with all applicable securities laws, and were not issued in violation of any preemptive rights or other right to subscribe for or purchase securities. Except as set forth in the Moelis Disclosure Schedule, Moelis Holdings owns, directly or indirectly, all of the issued and outstanding equity interests of each of its controlled affiliates, free and clear of all liens or encumbrances.

(d)                            Capitalization.  (1) The Moelis Disclosure Schedule sets forth a true and complete list of the number, class and series of each issued and outstanding class and series of Partnership Interests as of the date of this Agreement. (2) All of the issued and outstanding Partnership Interests have been duly authorized and validly issued and are fully paid and nonassessable, and have been issued in compliance with all applicable securities laws, and were not issued in violation of any preemptive rights or other rights to subscribe for or purchase securities. (3) Except with respect to employees of Moelis Holdings or its controlled affiliates and except as set forth in the Moelis Holdings Agreement, none of Moelis Holdings or any of its controlled affiliates has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of, or securities or options, warrants or rights convertible or exercisable into or exchangeable for, any Partnership Interests or other equity or synthetic ownership interests of Moelis Holdings or any controlled affiliate, or any securities representing or contractual right granting the right (i) to purchase or otherwise receive any equity interest in Moelis Holdings or any controlled affiliate (including any rights plan or agreement) or (ii) to receive any periodic or other distribution on net income or net loss or upon the liquidation and winding up of Moelis Holdings or any controlled affiliate. (4) (a) Except as set forth in the Moelis Disclosure Schedule, as of the date of this Agreement, there are no, written or oral, side letter, contract, memorandum of understanding and any other agreements entered into between any of Moelis Entities on one hand and any Limited Partner of Moelis Holdings on the other hand in respect to of the issuance or holding of any class or type of interest in Moelis Holdings, regardless of whether such side letter, written contract, memorandum of understanding and any other agreements are entered into by such Limited Partner in its capacity as such, except for any vesting agreements, employment agreements, offer letters or similar agreements entered into between the Moelis Entities and employees of Moelis Holdings or its controlled affiliates; and (b) as of the date of this Agreement, no preferential voting or economic right granted to any Limited Partner of Moelis Holdings pursuant to any Representation (d) Transaction Agreements (as defined in the Moelis Disclosure Schedule) would reasonably be expected to significantly and adversely affect any voting or economic right of the SMBC Unit-Holders under the Moelis Holdings Agreement, the Subscription Agreement, the Side Letter or this Agreement (as applicable), other than as a result of dilution in accordance with the Moelis Holdings Agreement from the issuance of additional Management Units pursuant to such Representation (d) Transaction Agreements. (5) The Moelis Disclosure Schedule sets forth a schedule of SMBC’s pro forma ownership of Moelis Holdings, as of the date of this Agreement, after giving effect to the transactions contemplated by the Subscription Agreement and the methodology for calculating such pro forma ownership as described in such schedule.

(e)                             Partnership Interests.  The issuance of Partnership Interests to SMBC pursuant to the Subscription Agreement has been duly authorized by all necessary action on the part of Moelis Holdings. When issued, delivered and sold against receipt of the consideration therefor as provided in the Subscription Agreement, such Partnership Interests will be validly issued, fully paid and nonassessable and without any personal liability attaching to the ownership thereof (except as provided for in the Moelis Holdings Agreement), will not be issued in violation of or subject to preemptive rights of any other unitholder of Moelis Holdings and will not result in the violation or triggering of any price-based antidilution adjustments under any agreement to which Moelis Holdings is a party. The issuance of Partnership Interests to SMBC qualifies as an issuance of “Additional Units” to a “Strategic Investor” under Section 3.4.1 of the Moelis Holdings Agreement for which existing Common Partners will not have the right of first refusal as provided therein.

(f)                              No Conflicts.  Neither the execution and delivery by the Moelis Entities of the Strategic Alliance Agreement or the Subscription Agreement, nor the consummation of the transactions contemplated thereby, nor compliance by the Moelis Entities with any of the provisions thereof, will violate any applicable law or regulation or violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien or encumbrance upon any of the material properties or assets of any of the Moelis Entities or any of their controlled affiliates under any of the terms, conditions or provisions of (i) their respective organizational documents or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any of the Moelis Entities or any of their controlled affiliates is a party or by which it may be bound, or to which any of the Moelis Entities or any of their controlled affiliates or any of the properties or assets of any of the Moelis Entities or any of their controlled affiliates may be subject, except as would not reasonably be expected to have a material adverse effect on the Moelis Entities and their controlled affiliates, taken as a whole.

(g)                             Consents.  No consents or approvals of or prior filings or registrations with any governmental authority or with any third party are necessary in connection with the execution and delivery by the Moelis Entities of the Strategic Alliance Agreement, the Subscription Agreement or the Side Letter, or the consummation of the transactions contemplated thereby.

(h)                            Financial Statements.  The Moelis Entities have previously made available to SMBC/Nikko true and correct copies of (i) the consolidated balance sheets of Moelis Holdings as of December 31 for the fiscal years 2007 through 2010, inclusive, and the related consolidated statements of income, changes in total capital and of cash flows for the fiscal years then ended, in each case accompanied by the audit report of Deloitte and Touche LLP, independent public accountants with respect to Moelis Holdings and (ii) the September 30, 2011 unaudited consolidated balance sheet of Moelis Holdings and the related unaudited consolidated statements of income, changes in total capital and of cash flows for the nine-month period then ended (including the related notes, where applicable) (each of the above, the “Financial Statements”). The Financial Statements have been prepared from, are in accordance with and accurately reflect in all material respects, the books and records of Moelis Holdings and its controlled affiliates, have been prepared in all material respects in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be stated in the notes thereto), are true and complete and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of Moelis Holdings and its controlled affiliates as of the times and for the periods referred to therein (subject, in the case of unaudited statements, to normally recurring year-end audit adjustments which are not material either individually or in the aggregate).

(i)                                              Business Plan.  All estimates and pro forma financial information contained in the business plan included in the Moelis Disclosure Schedule, as of the date of the business plan were prepared in good faith by the Moelis Entities.

(j)                                             Properties and Leases.  Moelis Holdings and its controlled affiliates have good and marketable title to all material properties and assets, real and personal, tangible or intangible, owned by them, in each case free from liens or encumbrances that would materially affect the value thereof or interfere with the use made or to be made thereof by them in any material respect. Moelis Holdings and its controlled affiliates own or lease all material properties as are necessary to their operations as now conducted.

(k)                                          Taxes.  The Moelis Entities and their controlled affiliates have filed, or joined in the filing of, all material tax returns required to be filed by or with respect to them prior to the date of this Agreement, and to the best knowledge of the Moelis Entities all such tax returns are true, accurate and complete in all material respects and all material amounts of taxes shown to be due in such tax returns have been paid, collected or withheld, as the case may be. With respect to any completed taxable period for which such tax returns have not yet been filed, or for which taxes are not yet due or owing, the Moelis Entities and their controlled affiliates have made due and sufficient current accruals for any such taxes on their respective balance sheets in accordance with United States generally accepted accounting principles. To the best knowledge of the Moelis Entities, there are no material claims or assessments pending against the Moelis Entities or their controlled affiliates for any alleged deficiency in any tax, and the Moelis Entities and their controlled affiliates have not been notified of any material proposed tax claims or assessments against the Moelis Entities or their controlled affiliates.

(l)                                              No Undisclosed Liabilities.  As of the date of this Agreement, neither Moelis Holdings nor any of its controlled affiliates has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) except for (i) liabilities or obligations disclosed in the Financial Statements and current liabilities that have arisen since the date thereof in the ordinary and usual course of business and consistent with past practice, (ii) liabilities or obligations arising under contracts entered into by Moelis Holdings and/or its controlled affiliates prior to the date hereof, or (iii) liabilities or obligations that would not reasonably be expected to have a material adverse effect on Moelis Holdings and its controlled affiliates, taken as a whole.

(m)                        Employment Agreements.  Each managing director of Moelis Holdings or any of its controlled affiliates, as applicable, has entered into either an offer letter, agreement or term sheet setting forth the terms of such managing director’s employment and vesting of Management Units granted to such managing director in connection with his or her employment. The forms of vesting agreements for the Management Units provided by Moelis Holdings to SMBC/Nikko, taken as a whole, are representative of the vesting agreements entered into by Moelis Holdings or each controlled affiliate, as applicable, with respect to the grant of Management Unit; except for differences that would not reasonably be expected to have a material adverse effect on the Moelis Entities and their controlled affiliates, taken as a whole, or the SMBC Unit-Holders’ Partnership Interests.

(n)                            Litigation.  None of the Moelis Entities or any of their controlled affiliates is a party to any, and there are no pending or, to the Moelis Entities’ knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations (i) of any nature against the Moelis Entities or any controlled affiliate except as would not reasonably be expected to have a material adverse effect on the Moelis Entities and their controlled affiliates, taken as a whole, or (ii) challenging the validity or propriety of the transactions contemplated by the Subscription Agreement. There is no material injunction, order, judgment, decree or regulatory restriction imposed upon the Moelis Entities, any controlled affiliate or any of their assets, except for regulatory restrictions of general application.

(o)                                          Compliance with Laws.  Each of the Moelis Entities and each of their controlled affiliates have all permits, licenses, franchises, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all governmental authorities that are required in order to permit them to own or lease their properties and assets and to carry on their businesses as they are now being conducted other than any failure that would not reasonably be expected to have a material adverse effect on the Moelis Entities and their controlled affiliates, taken as a whole. Except as would not be reasonably expected to have a material adverse effect on the Moelis Entities and their controlled affiliates, taken as a whole, each of the Moelis Entities and their controlled affiliates has complied with, and is not in default or violation of, and none of them is given notice of any violation or threat of violation of, to the knowledge of the Moelis Entities, under investigation with respect to or, to the knowledge of the Moelis Entities, has been threatened to be charged with, any applicable law, statute, ordinance, license, rule, regulation, policy or guideline, order, demand, writ, injunction, decree or judgment of any governmental authority. Except as would not be reasonably expected to have a material adverse effect on the Moelis Entities and their controlled affiliates, taken as a whole, and except for statutory or regulatory restrictions of general application, no governmental authority has placed any restriction on the business or properties of the Moelis Entities or any of their controlled affiliates.

(p)                                          Risk Management.  The Moelis Entities and their controlled affiliates have in place risk management policies and procedures, of the type and in the form that the Moelis Entities and their controlled affiliates believe, in good faith, are sufficient in scope and operation to protect against risks of the type and in the form expected to be used by persons of similar size and in similar lines of business as such Moelis Entity or controlled affiliate.

(q)                            Insurance.  The Moelis Entities and their controlled affiliates maintain insurance underwritten by insurers of recognized financial responsibility, of the types and in the amounts that the Moelis Entities and their controlled affiliates believe, in good faith, are adequate for their respective businesses, all of which insurance is in full force and effect.

(r)                               Permanent Disability.  To the knowledge of the Moelis Entities, (i) KM has not (A) suffered and is not currently suffering any physical or mental incapacity or disability, total or partial, that would constitute or would reasonably be expected to result in a Key Man Event (as such term is defined in the Moelis Holdings Agreement) or (B) been absent from work for three or more consecutive months at any time since the inception of the Moelis Entities and (ii) no other circumstance or condition exists that would constitute or would reasonably be expected to result in a Key Man Event. Since the inception of the Moelis Entities, no Key Man Event has occurred.

(s)                              Affiliate Party Transactions.  Except as set forth in the Moelis Disclosure Schedule and except for agreements related to employment, (i) any material transactions between any of the Moelis Entities, on the one hand and the Management Partners of any of the Moelis Entities or any of their affiliates (other than any of the Moelis Entities and any controlled affiliate), on the other hand are on terms and conditions as favorable to each of the Moelis Entities as would have been obtainable by it in a comparable arm’s-length transaction with an unrelated third party.

(t)                               No Guarantee of Performance.  None of the Moelis Entities or any of their controlled affiliates has guaranteed the future performance or results of, or is liable in connection with, on behalf of, or for, any obligation of (i) any pooled investment vehicle, open-end investment company, closed-end investment company, unit investment trust or business development company or other private or public fund (except, general partner liability to the extent imposed by applicable law) or (ii) any Person to which any of the Moelis Entities or any of their controlled affiliates provides investment management or investment advisory services, including any sub-advisory services, pursuant to an investment advisory contract.

(u)                            Effect of Agreement.  None of this Agreement, the Subscription Agreement or any other agreement entered into in connection therewith is subject to the disclosure rights under, or grant other Limited Partners rights pursuant to, Section 10.19 of the Moelis Holdings Agreement.